Exhibit 5.1

April 26, 2018

Onconova Therapeutics, Inc.
375 Pheasant Run
Newtown, PA 18940

Re:          Onconova Therapeutics, Inc., Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Onconova Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-1, Commission File 333-224315 (the “Initial Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) on April 17, 2018, as amended by Amendment No. 1 to the Initial Registration Statement (“Amendment No. 1”) the Company filed with the Commission on April 25, 2018, by Amendment No. 2 to the Initial Registration Statement (“Amendment No. 2”) the Company filed with the Commission on April 25, 2018 and by Amendment No. 3 to the Initial Registration Statement (“Amendment No. 3” and the Initial Registration Statement, as amended by Amendment No. 1, Amendment No. 2 Amendment No. 3, the “Registration Statement”) the Company filed with the Commission on the date hereof. The Registration Statement relates to the proposed offering and sale of up to $28,750,000 worth of securities consisting of (A) units (the “Units”) each consisting of a share of the common stock of the Company, par value $0.01 (the “Common Stock”) and a warrant (each, a “Preferred Stock Warrant” and, collectively, the “Preferred Stock Warrants”) to purchase 0.025 of a share of series B convertible preferred stock of the Company, par value $0.01 (the “Series B Preferred Stock”); and (B) pre-funded units (the “Pre-Funded Units”), each consisting of a pre-funded warrant to purchase one share of Common Stock (each, a “Pre-Funded Common Warrant” and collectively, the “Pre-Funded Common Warrants”) and one Preferred Stock Warrant.  The shares of Common Stock, which include the shares of Common Stock being issued as part of the Units and issuable from time to time upon the exercise of the Pre-Funded Common Warrants (collectively, the “Shares”) and up to $28,750,000 aggregate offering price of shares of Series B Preferred Stock issuable from time to time upon the exercise of the Preferred Stock Warrants (the “Preferred Shares”) are being registered pursuant to the Registration Statement.  The Units, Preferred Stock Warrants, Pre-Funded Units, Pre-Funded Common Warrants, Underwriter Warrants, the Shares, and the Preferred Shares are collectively referred to herein as the “Securities”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Company’s Tenth Amended and Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws and such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Underwriting Agreement (the “Agreement”), with H.C. Wainwright Co., LLC (“HCW”), (ii) effectiveness of the Registration Statement, (iii) issuance of the Securities pursuant to the terms of the Agreement, and (iv) receipt by the Company of the consideration for the Securities, as applicable:

(a)           The Securities will be duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable;

(b)           The Preferred Stock Warrants and Pre-Funded Common Warrants will be duly authorized for issuance and, when issued and sold in accordance with the Agreement and duly executed and delivered by the Company to the purchasers thereof against payment therefor, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms;

(c)           The Shares will be duly authorized and when issued and paid for in accordance with the provisions of the Units and Pre-Funded Common Warrants, as applicable, will be validly issued and be fully paid and nonassessable.

The opinion expressed in paragraph (b) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Preferred Stock Warrants and Pre-Funded Common Warrants, as applicable, are considered in a proceeding in equity or at law).

The opinions expressed herein are limited to Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and any post-effective amendment to the Registration Statement, and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP